Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Corebridge Financial, Inc. of our report dated February 24, 2023, except as it relates to the change in the manner in which the Company accounts for long-duration insurance contracts discussed in Note 1 to the consolidated financial statements, as to which the date is June 5, 2023, relating to the financial statements and financial statement schedules of Corebridge Financial, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY June 5, 2023